IAS Appoints Industry Leader Bob Lord to its Board of Directors

NEW YORK – August 2, 2024 – Integral Ad Science (Nasdaq: IAS), a leading global media measurement and optimization platform, today announced the appointment of Bob Lord to its Board of Directors effective immediately.

Mr. Lord brings highly relevant industry expertise to IAS’s Board and has been a leader in business transformation at the nexus of marketing, media, and technology for over three decades. His distinguished career includes significant roles at major corporations, including IBM, where he served as Senior Vice President, Chief Digital Officer, and Senior Vice President of IBM’s Worldwide Ecosystems & Cognitive Applications. Earlier, he was President of AOL, where he was responsible for AOL Technology Platforms, building one of the first industry-leading programmatic media platforms. Previously, Lord held a number of leadership roles at Razorfish from 2002 to 2013, serving most recently as Global CEO.

“We are excited to expand our Board and welcome Bob, a visionary technology leader with a wealth of experience in digital transformation,” said Lisa Utzschneider, CEO of IAS. “Bob is deeply knowledgeable about how data and emerging technologies can transform customer engagement, and we look forward to the insights we believe he’ll bring as we continue to pursue innovation and seek to drive forward the future of media measurement and optimization.”

"I am honored to join the IAS Board of Directors and collaborate with such a knowledgeable and diverse team,” said Lord. “IAS’s mission of providing greater trust and transparency in digital media quality is increasingly important in the evolving media landscape, and I’m eager to contribute to their mission and assist with driving growth and success.”

In addition to his executive leadership, Mr. Lord contributes his expertise as a Board Member for Finance of America, Inc. His academic credentials include an MBA from Harvard University and a B.S. in Industrial Engineering and Operations Research from Syracuse University. He is an Executive Fellow at the Harvard Business School where he teaches “Scaling Technology Ventures” in the Entrepreneurial program.

About Integral Ad Science

Integral Ad Science (IAS) is a leading global media measurement and optimization platform that delivers the industry’s most actionable data to drive superior results for the world’s largest advertisers, publishers, and media platforms. IAS’s software provides comprehensive and enriched data that ensures ads are seen by real people in safe and suitable environments, while improving return on ad spend for advertisers and yield for publishers. Our mission is to be the global benchmark for trust and transparency in digital media quality. For more information, visit integralads.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements are not historical facts but are based on IAS’s current expectations and projections regarding its business, operations and expected contributions of members of the Board of Directors. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “can have,” “likely.” These statements are only predictions and as such are not guarantees of future performance and involve risks, including those risks contained in IAS’s annual report on Form 10-K and other reports filed with the SEC, uncertainties and assumptions that are difficult to predict which may cause actual results to differ materially.